Exhibit 99.2

Kimberly H. Johnson

Deputy Chief Risk Officer and Chief Credit Officer
Enterprise Risk Management

3900 Wisconsin Avenue, NW
Washington, DC 20016
202 752 2959
240 699 2398 (fax)
kimberly_h_johnson@fanniemae.com

January 24, 2014

Arch U.S. MI Holdings, Inc.

3003 Oak Road

Walnut Creek, CA  94597

Attn:  Mr. David Gansberg, President and CEO

Re:                             Arch U.S. MI Conditional Approval Agreement

Ladies and Gentlemen:

You have requested that Federal National Mortgage Association (“Fannie Mae) approve (1) the planned acquisition of CMG Mortgage Insurance Company (“CMG”) and its affiliates by Arch U.S. MI Holdings, Inc. (“Arch”), and (2) the expansion of CMG’s eligibility to write mortgage guaranty insurance for all Fannie Mae approved seller/servicers under the Fannie Mae Qualified Mortgage Insurer Eligibility Requirements as the same may be amended from time to time (“Requirements”).  You have advised Fannie Mae that CMG will be a wholly-owned direct subsidiary of Arch; CMG is the only entity within Arch’s corporate structure approved to write mortgage guaranty insurance on loans eligible for sale to Fannie Mae.  Effective as of the date hereof, and subject to the terms and conditions set forth below, Fannie Mae hereby conditionally approves a) Arch’s acquisition of CMG, and b) Arch’s approval to write mortgage guaranty insurance through CMG (collectively the “Conditional Approval”), for loans owned by or serviced for Fannie Mae.

In making the determination on this Conditional Approval, Fannie Mae has relied upon (1) the completeness and accuracy of all data, documents and information submitted to us in connection with Arch’s application (“Submissions”), (2) the agreement of Arch and Arch Capital Group, Ltd. (“Arch Capital”) to comply with the Requirements and the conditions for final approval attached hereto and incorporated herein (collectively “Conditions”), and (3) Arch’s agreement not to cause CMG to revoke or otherwise terminate any existing contractual arrangement with, or delegation to, Fannie Mae.  Accordingly, in the event of any material change to the Submissions, or Arch’s failure to meet and maintain the Conditions, Fannie Mae reserves the right, in its sole and absolute discretion, to withdraw this Conditional Approval and suspend or terminate CMG.  As with all our approved insurers, Fannie Mae will monitor Arch and CMG’s financial and operational performance on a regular basis and we anticipate your full cooperation in this regard.

Fannie Mae will separately issue a Lender Letter confirming our Conditional Approval.  There will be no break in our current acceptance of loans insured by CMG.  There will be no change to the MI Code used by Fannie Mae and its seller/servicers to identify loans insured by CMG.  Fannie Mae systems will continue to reflect the name identifier as “CMG” until such

Confidential Commercial Information - Confidential Treatment and FOIA Exemption Requested

time as Arch makes a formal request to Fannie Mae to rebrand CMG.  At that point, Fannie Mae will move forward to plan and execute a name change, considering all systems impacts and related scheduling demands.

Additionally, and subject to the acquisition of CMG by Arch, Fannie Mae grants CMG approval to enter into the following reinsurance arrangements:

1.              The Quota Share Reinsurance Agreement with Arch Reinsurance, as described in your Submissions and in your letter to Rob Schaefer, dated November 25, 2013 (“ARL Agreement”).  Fannie Mae consents to a quota share percentage up to the 50% level described in the ARL Agreement and accompanying letter.

2.              The Quota Share Reinsurance Agreement with CUMIS Mortgage Reinsurance Company, as described in your Submissions and in your letter to Rob Schaefer, dated November 25, 2013 (“CUMIS Re Agreement”). Deviations from the terms set forth in the CUMIS Re Agreement and accompanying letter require Fannie Mae consent.

3.              The Quota Share Reinsurance Agreement with PMI Insurance Co. (“PIC”), as described in your Submissions and in your letter to Rob Schaefer, dated November 25, 2013 (“PIC Agreement”).  Deviations from the terms set forth in the PIC Agreement and accompanying letter require Fannie Mae consent.

You are advised that this Conditional Approval may not be construed as a representation to any party concerning any legal matters or the financial condition of Arch, and should not be cited by Arch as a basis for representations made by Arch with respect to such matters.

In the event of a conflict between the Conditions for final approval and the Requirements, the Conditions for final approval shall govern.

Please acknowledge agreement with this Conditional Approval by signing and returning the enclosed copy of this letter.

Very truly yours,

FEDERAL NATIONAL
MORTGAGE ASSOCIATION
“Fannie Mae”

By:	/s/ Kimberly Johnson
Name:	Kimberly Johnson
Title:	Senior Vice President, and
Deputy Chief Risk Officer

Attachments:

•                  Attachment A — Conditions of Final Approval

•                  Attachment B — New Mortgage Insurer Review Report

Agreed and accepted as of the date hereof.

Arch U.S. MI Holdings, Inc.

By:
Name:
Title:

Arch Capital Group, Ltd.

By:
Name:
Title:

ATTACHMENT  A

Conditions of Final Approval

The following are the conditions of Fannie Mae’s final approval of the planned acquisition of CMG and its affiliates by Arch, and the expansion of CMG’s eligibility to write mortgage guaranty insurance for all Fannie Mae approved seller/servicers under the Requirements

Fannie Mae’s Conditional Approval is subject to Arch’s and Arch Capital’s satisfaction of the following conditions as determined by Fannie Mae in its sole and absolute discretion.  Arch must cause CMG to maintain compliance with Fannie Mae’s published Requirements, as the same may be amended from time to time, as well as any waivers granted to CMG by Fannie Mae to such Requirements.

1.              Finalization of Arch’s planned acquisition of CMG, including all regulatory approvals, consistent with the terms of the Arizona receivership court Order Re. Petition No. 24, issued June 20, 2013.

2.              Arch’s demonstration that CMG will maintain, through December 31, 2016, a minimum capital funding of $400 million, which will include only a) the statutory capital of CMG, b) the dedicated trust assets of Arch Reinsurance, Ltd. that exclusively support the reinsurance arrangements with CMG, and c) the value of purchased technology assets supporting CMG operations which is assigned a value of $41 million.  Additionally, Arch will cause CMG to maintain a minimum total statutory capital (i.e., policyholder surplus plus statutory contingency reserves) of $260 million at any time. Arch shall contribute any capital necessary to meet this requirement on or before January 31, 2014, or such other date as is mutually agreed upon between Fannie Mae and Arch.  Fannie Mae reserves the right to amend this Condition if the Requirements are amended prior to December 31, 2016.

3.              Arch will cause CMG to maintain a statutory risk-to-capital ratio not to exceed 18:1 through December 31, 2016.  Fannie Mae reserves the right to amend this Condition if the Requirements are amended prior to December 31, 2016.  After December 31, 2016 Arch will cause CMG to maintain capital levels as required by the Requirements.

4.              Arch will not permit CMG to pay any dividends to affiliates or its holding company until December 31, 2016.  After December 31, 2016, CMG may pay such dividends to the extent such payments are in conformity with Fannie Mae’s Requirements generally applicable to qualified mortgage insurance companies.

5.              Arch will cause CMG to obtain Fannie Mae’s prior written approval before entering into any reinsurance agreement or structure until December 31, 2016.  After December 31, 2016, CMG may enter into reinsurance agreements or structures to the extent that such action is in conformity with Fannie Mae’s Requirements generally applicable to qualified mortgage insurance companies.

6.              Arch will cause CMG to obtain Fannie Mae’s prior written approval of any risk novation or commutation until December 31, 2016.  After December 31, 2016, CMG may enter into risk novation or commutation to the extent such action is in conformity with Fannie Mae’s Requirements generally applicable to qualified mortgage insurance companies.

7.              Arch will not permit CMG to provide any capital support, assumption of liabilities, or guarantees of indebtedness to any company without the prior written approval of Fannie Mae until December 31, 2016.  After December 31, 2016, CMG may take such actions to the extent that they are in conformity with Fannie Mae’s Requirements generally applicable to qualified mortgage insurance companies.

•                  Nothing in this provision shall be deemed to preclude CMG from providing credit enhancement in the form of primary or pool mortgage insurance.

•                  Notwithstanding the above, CMG may provide capital support to an affiliated reinsurance entity to be formed for the sole purpose of reinsuring CMG for the portion of the risk on loans in excess of 25% of the indebtedness to the Insured, subject to Fannie Mae’s prior written approval of the capital support agreement.

8.              Arch will not permit CMG to make any investment, contribution or loan to any subsidiary, parent or affiliate until December 31, 2016.  After December 31, 2016, CMG may make such investment, contribution or loan to the extent that it is in conformity with Fannie Mae’s Requirements generally applicable to qualified mortgage insurance companies.

9.              Without Fannie Mae prior written approval, Arch will not issue or repurchase any of its equity securities that would result in any change of voting or equitable ownership of more than 25%.

10.       Until December 31, 2016, Arch will cause CMG to issue new insurance policies only for (1) loans that are eligible for sale to Fannie Mae, Freddie Mac or any of the Federal Home Loan Banks (collectively, “GSE loans”) (2) loans that meet the requirements of the GSE’s Selling Guides except that the loan amount exceeds the conventional loan limit, (3) loans originated under a state housing finance agency program, or (4) loans that meet the requirements of a “Qualified Mortgage” under 12 C.F.R. § 1026.43(e) or (f) (collectively, eligible loans).  CMG may insure non-eligible loans subject to the requirement that the risk in force of such non-eligible loans may not constitute more than 2% of CMG’s total outstanding risk in force with a coverage effective date on or after the effective date of the Requirements.  Fannie Mae reserves the right to amend this Condition if the Requirements are amended prior to December 31, 2016.

11.       Arch will not permit CMG to provide any service not directly required for the provision of mortgage insurance if such service creates a direct or contingent liability for CMG, including without limitation, provision of underwriting services on a contract basis.  Moreover, Arch will not permit CMG to become liable, or cause itself to be liable, to pay or reimburse another entity for any such ancillary service.

12.       Arch will cause CMG to have and maintain a fully operational business and technology platform.  In addition, Arch will cause CMG to satisfy all outstanding items from Fannie Mae’s Mortgage Origination Risk Assessment (MORA) team’s New Mortgage Insurer Review Report, which is attached hereto and incorporated herein, by the time of MORA’s first post-approval review.

13.       Arch will not permit CMG to insure any loan owned by or serviced for Fannie Mae except under the terms and conditions of a master policy and related forms that have received Fannie Mae’s prior written approval.

14.       Arch represents and warrants that Arch is not aware of any litigation involving Arch, Arch Capital or CMG that materially affects CMG’s ability to write mortgage insurance or materially affects Arch’s or CMG’s requirements.

15.       Fannie Mae may require that CMG redomicile to another state, and Arch agrees to cause CMG to redomicile to a state approved by Fannie Mae if and when Fannie Mae requires it to do so, provided that Fannie Mae allows sufficient time to accomplish such move.

16.       Any proposed changes to an existing primary or pool mortgage insurance policy covering any loan that Fannie Mae owns or guarantees, or that will cover a loan intended for sale to Fannie Mae, must be approved in advance and in writing by Fannie Mae.  This includes any policy change, whether by endorsement, customer bulletin, letter agreement, or any other form of agreement or commitment, with or without consideration, that alters the terms of, or the rights of the parties under, the policy.